Execution Version

ADDENDUM NO. 7 TO LEASE

THIS ADDENDUM NO. 7 TO LEASE (this "Addendum") is made as of April 24, 2025 (the “Effective Date”), and shall be effective as of the Effective Date, as defined in Section 15 herein, by and between 1201 F STREET, L.P., a Delaware limited partnership (“Lessor”), and CRA INTERNATIONAL, INC., a Massachusetts corporation (“Lessee”), formerly known as Charles River Associates Incorporated.

RECITALS

R-1. Lessor and Lessee entered into that certain Lease dated as of November 29, 1999 (the “Original Lease”), as amended by (i) Addendum No. 1 dated as of December 2, 1999, (ii) Addendum No. 2 dated as of September 22, 2000, (iii) Addendum No. 3 dated as of November 18, 2005, (iv) Addendum No. 4 dated as of December 1, 2009, (v) Amended and Restated Addendum No. 5 dated as of June 30, 2015 (the “Fifth Addendum”), and (iv) Addendum No. 6 dated as of July 11, 2016 (the “Sixth Addendum”). The Original Lease, as so amended, is hereinafter referred to as the “Lease”.

R-2. Lessor is the owner of that certain office building located at 1201 F Street, N.W., Washington, D.C. 20004 (the “Building”).

R-3. Pursuant to the Lease, Lessor currently is leasing to Lessee, and Lessee currently is leasing from Lessor, (A) certain office space deemed to contain, in the aggregate, thirty-nine thousand six hundred twenty-four (39,624) square feet of rentable area, consisting of the entire rentable area of the seventh (7th) and eighth (8th) floors of the Building (the “Original Premises”), and (B) certain storage space deemed to contain two hundred five (205) square feet located on Level B-3 of the Building (the “Storage Space”), all as more particularly described in the Lease.
R-4. The term of the Lease (the “Term”) is scheduled to expire on December 31, 2027 (the “Original Expiration Date”).

R-5. Lessor and Lessee desire to amend the Lease to (i) provide for the addition to the Original Premises, as of the First Expansion Space Commencement Date (as defined in Section 3(b) of certain additional space located on a portion of the ninth (9th) floor of the Building, deemed to contain, in the aggregate, six thousand six hundred thirty-four (6,634) square feet of rentable area (the “First Expansion Space”), which space is comprised of: (x) that certain space deemed to contain two thousand nine hundred seventy-three (2,973) square feet of rentable area, identified as Suite A-2 in attached Exhibit A (“Suite A-2”), and (y) that certain space deemed to contain three thousand six hundred sixty-one (3,661) square feet of rentable area, identified as Suite A-3 on attached Exhibit A (“Suite A-3”), (ii) further provide for the addition to the Original Premises, as so expanded, as of the Second Expansion Space Delivery Date (as defined in Section 5(b)) of certain additional space located on a portion of the ninth (9th) floor of the Building, deemed to contain six thousand eight hundred forty-seven (6,847) square feet of rentable area, identified as Suite A-1 on Exhibit A attached hereto (the “Second Expansion Space” and, together with the First Expansion Space, individually and collectively, as applicable, the “Expansion Space(s)”), (iii) extend the Term for a period (the

“Extension Term”) commencing on the date immediately following the Original Expiration Date (i.e., January 1, 2028) (the “Extension Term

Commencement Date”) and continuing for a period of eighty-four (84) months through December 31, 2034 (the “Revised Expiration Date”), and (iv) otherwise amend the Lease, all subject to and in accordance with the terms and conditions set forth in this Addendum.

R-6. Except as otherwise defined in this Addendum, all terms and phrases used in this Addendum that are defined in the Lease shall have the same meaning as set forth in the Lease. In the event of any conflict between the Lease and this Addendum, the terms of this Addendum shall control.
COVENANTS

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) cash in hand paid, the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Recitals. The foregoing Recitals are true and correct and are incorporated herein by this reference:

2.Term. The Term is hereby extended for the Extension Term in accordance with the terms and conditions set forth in this Addendum. Any rights or options of Lessee set forth in the Lease to extend the Term beyond the Revised Expiration Date are hereby deleted and shall be null and void. Accordingly, unless otherwise sooner terminated in accordance with the terms of the Lease (as amended herein), the Term shall now expire on the Revised Expiration Date.

3.The First Expansion Space.

(a)Description. Subject to the terms of this Section 3, Lessor and Lessee hereby agree to add the First Expansion Space to the Original Premises effective as of the First Expansion Space Commencement Date. Accordingly, from and after the First Expansion Space Commencement Date (as defined below), the term “Demised Premises” as used in the Lease shall hereinafter refer to the Original Premises, as expanded by the First Expansion Space. Lessor hereby leases to Lessee and Lessee hereby rents from Lessor the First Expansion Space upon the terms and conditions of this Addendum and subject to all the applicable terms and conditions of the Lease (as amended hereby). The Term with respect to the First Expansion Space shall commence on the First Expansion Space Commencement Date and shall expire (if not otherwise terminated sooner pursuant to the terms of the Lease, as amended hereby) along with the Term with respect to the remainder of the Demised Premises, on the Revised Expiration Date.

(b)First Expansion Space Commencement Date.

(i)The date that Lessor tenders delivery of the First Expansion Space in its entirety to Lessee in the condition set forth in Section 6 is hereinafter referred to as the “First Expansion Space Commencement Date” and is currently estimated to occur on June 1, 2025 (the “Anticipated First Expansion Space Commencement Date”). Lessee acknowledges that a portion of the First Expansion Space (i.e., Suite A-2) currently is leased to and occupied by another Lessee of the Building (the “Existing Lessee”) pursuant to an existing lease (the “Existing Lease”) currently scheduled to expire beyond the Anticipated First Expansion Space Commencement Date, and Lessor is currently negotiating with the Existing Lessee to terminate its lease and vacate Suite A-2 prior to the scheduled expiration date of the Existing Lease, on or prior to May 31, 2025 (the “Existing Lease Early Termination Date”). Accordingly, notwithstanding anything in this Addendum to the contrary, (x) Lessor’s delivery of the First Expansion Space to Lessee on or about the Anticipated First Expansion Space Commencement Date is subject on Lessor and Existing Lessee entering into an amendment (the “Existing Lease Termination Amendment”) (upon terms satisfactory to Lessor in its sole and absolute discretion) to the Existing Lease to provide for the early termination of the Existing Lease on the Existing Lease Early Termination Date, and the complete vacancy by the Existing Lessee on or prior to the Anticipated First Expansion Space Commencement Date, and (y) if Lessor does not deliver the First Expansion Space to Lessee on or before the Anticipated First Expansion Space Commencement Date, or any other date, then, except as set forth in Section 3(b)(ii) below, Lessor shall have no liability with respect thereto whatsoever, and neither this Addendum nor the Lease shall be rendered void or voidable, on account thereof. However, if at any time Lessor determines that it will not be able to obtain a termination of the Existing Lease on terms that are satisfactory to Lessor in its sole and absolute discretion, then Lessor shall promptly notify Lessee in writing of that fact and may terminate this Addendum by written notice to Lessee.

(ii)Notwithstanding anything to the contrary herein, if the First Expansion Space Commencement Date does not occur on or before October 1, 2025 (the “Abatement Trigger Date”), then, provided such delay actually delays Lessee’s construction of the Seventh Addendum Improvements (as defined in Exhibit B) in the First Expansion Space (i.e., Lessee has necessary permits, has engaged the Contractor (as defined in Exhibit B) and the Contractor is ready to commence construction) and Lessee notifies Lessor in writing thereof, then, provided no default by Lessee beyond the expiration of any applicable notice and cure periods then exists under the Lease (as amended hereby), as its sole and exclusive remedy therefor, Lessor shall grant to Lessee a rent abatement equal to the per diem Monthly Rent, Lessee’s proportionate share of Operating Expenses, Lessee’s proportionate Share of Operating Costs, and Lessee’s proportionate share of Real Estate Taxes payable with respect to the First Expansion Space immediately following the expiration of the First Expansion Space Abatement Period (as defined in Section 3(e)) for each day during the period commencing on the day following the Abatement Trigger Date and continuing through the day preceding the First Expansion Space Commencement Date. In addition, and notwithstanding anything to the contrary herein, if the First Expansion Space Commencement does not occur on or before March 1, 2026 (the “Outside First Expansion Space Delivery Date”), then, provided no default by Lessee beyond the expiration of any applicable notice and cure periods then exists under the Lease (as amended hereby), as its sole and exclusive remedy therefor, then Lessee shall have the right to terminate this Lease with respect to the First Expansion Space by delivering written notice of the exercise of such right to Lessor. Such right of termination may be exercised by Lessee only during the ten (10) business day period commencing on the day after the Outside First Expansion Space Delivery Date, and if such right is not exercised by Lessee during such ten (10) business day period, such right shall thereafter lapse and be of no further force or effect. If Lessee exercises such termination right pursuant to this Section, then neither party shall have any further obligations or liability hereunder with respect to the First Expansion Space to the other party (and the Lease, as amended hereby, shall otherwise remain in full force and effect). Notwithstanding any of the foregoing to the contrary, the Abatement Trigger Date and the Outside First Expansion Space Delivery Date (as applicable) shall be delayed on a day for day basis with respect to any delays in the First Expansion Space Commencement Date that are caused by Force Majeure (specifically excluding any holdover by the Existing Lessee, and further provided that any delay with respect to Force Majeure shall be capped at thirty (30) day with respect to the Outside First Expansion Space Delivery Date), or the result of any action by Lessee or any employee, agent or contractor of Lessee, provided that Lessor delivers notice of such action electronically to Lessee’s Representative (as defined in Exhibit B)) and Lessee thereafter fails to cure such action within two (2) business days after Lessor’s delivery of such notice.
(iii)Promptly after the First Expansion Space Commencement Date is ascertained, Lessor and Lessee shall execute the certificate confirming the First Expansion Space Commencement Date attached hereto as Exhibit C-1; provided, however, that failure to execute such certificate shall not affect the First Expansion Space Commencement Date or Lessee’s obligation to pay Rent with respect to the First Expansion Space. As used in this Addendum, the term “Lease Year” shall mean that period commencing on the First Expansion Space Commencement Date and ending on the last day of the calendar month preceding the month in which the first (1st) anniversary of the First Expansion Space Commencement Date occurs, and each succeeding Lease Year shall commence on the day following the end of the preceding Lease Year and shall extend for twelve (12) consecutive months; provided, however, the last Lease Year shall expire on the Revised Expiration Date.

(c)First Expansion Space Monthly Rent. Commencing on the First Expansion Space Commencement Date, and continuing through the remainder of Term (as extended herein), Lessee shall pay to Lessor, Monthly Rent with respect to the First Expansion Space in the amounts stipulated below:

Lease Year	Annual Base Rent Amount Per Square Foot	First Expansion Space Monthly Rent
1*	$37.50*	$20,731.25*
2	$38.44	$21,249.53
3	$39.40	$21,780.77
4	$40.38	$22,325.29
5	$41.39	$22,883.42
6	$42.43	$23,455.51
7	$43.49	$24,041.89
8	$44.58	$24,642.94
9	$45.69	$25,259.02
10	$46.83	$25,890.49
*Subject to abatement for the First Expansion Space Abatement Period (as set forth in Section 3(e) below.

Lessee shall pay First Expansion Space Monthly Rent in equal monthly installments on or prior to the first day of each applicable calendar month, along with the Monthly Rent with respect to the remainder of the Demised Premises in accordance with the terms of Section 4 of the Original Lease (as amended hereby). Except as otherwise provided herein, the First Expansion Space Monthly Rent shall be added to and be deemed to be part of the Rent for all purposes of the Lease (as amended hereby). If the First Expansion Space Commencement Date is not the first day of a month, then the Monthly Rent with respect to the First Expansion Space for such partial month shall be prorated on a per diem basis, and Lessee shall pay such prorated installment on the dayfollowing the expiration of the First Expansion Space Abatement Period (as provided in Section 3(e)). Except as expressly set forth in the Lease, no rental abatement or rental concession whatsoever shall apply with respect to the First Expansion Space except as specifically set forth in Section 3(e) below.

(d)First Expansion Space Additional Rent. Subject to Section 3(e) below, commencing on the First Expansion Space Commencement Date and continuing through the remainder of the Term (as extended hereby), Lessee shall pay all other amounts required to be paid pursuant to the terms of the Lease (as amended hereby) with respect to the First Expansion Space, including, but not limited to, Lessee’s proportionate share of Operating Expenses, Lessee’s proportionate share of Operating Costs, and Lessee’s proportionate share of Real Estate Taxes. As of the First Expansion Space Commencement Date, (i) Lessee’s proportionate share of Operating Expenses with respect to the First Expansion Space shall be 2.71%; (ii) Lessee’s proportionate share of Operating Costs with respect to the First Expansion Space shall be 2.93%; and (iii) Lessee’s proportionate share of Real Estate Taxes with respect to the First Expansion Space shall be 2.71%.

(e)First Expansion Space Abatement Period. Notwithstanding anything to the contrary herein, provided no default by Lessee beyond the expiration of applicable notice and cure periods then exists, Lessor shall grant to Lessee an abatement of one hundred percent (100%) of the Monthly Rent, and the monthly installments of Lessee’s proportionate share of Operating Expenses, Lessee’s proportionate Share of Operating Costs, and Lessee’s proportionate share of Real Estate Taxes, otherwise payable hereunder with respect to the First Expansion Space for ten (10) full consecutive calendar months commencing on the First Expansion Space Commencement Date (the “First Expansion Space Abatement Period”).

4.Original Premises. Lessee shall continue to lease the Original Premises for the remainder of the Term, as extended for the Extension Term, in accordance with the terms of the Lease (as amended hereby).

(a)Re-measurement. Lessor and Lessee hereby expressly acknowledge and agree that: (i) since the date of execution and delivery of the Lease, the Original Premises [and the Building] have been re-measured in accordance with the Building Owners and Managers Association Standard Method of Measurement (ANSI Z65.1-2017, Method A) (the “BOMA Method”); and (ii) based on such re-measurement, notwithstanding anything to the contrary in the Lease, from and after the Extension Term Commencement Date, (A) the Original Premises shall be deemed to contain forty-one thousand five hundred fourteen (41,514) square feet of rentable area, comprised of twenty thousand seven hundred fifty-seven (20,757) square feet on each of the seventh (7th) and eighth (8th) floors of the Building, (B) Lessee’s proportionate share of Operating Expenses with respect to the Original Premises shall be

16.97%; (C) Lessee’s proportionate share of Operating Costs with respect to the Original Premises shall be 18.36%; and (D) Lessee’s proportionate share of Real Estate Taxes with respect to the Original Premises shall be 16.97%. Notwithstanding the foregoing or anything to the contrary in the Lease, Lessor and Lessee stipulate and agree that, during the Term, (x) the rentable area of the Original Premises shall be as set forth in this Section 4(a), (y) the rentable area of the First Expansion Space and the rentable area of the Second Expansion Space shall be as set forth in Section R-5, and none of said the rentable areas shall be subject to adjustment except in connection with any further expansion by Lessee or a modification of the physical configuration of the Demised Premises agreed to by the parties.

(b)Original Premises Monthly Rent.

(i)For purposes of this Addendum, the term “Interim Period” shall mean the period commencing as of the Effective Date and continuing through the Original Expiration Date. During the Interim Period, Lessee shall continue to pay Monthly Rent for the Original Premises in accordance with the terms and conditions and conditions of the Lease.

(ii)Commencing on the Extension Term Commencement Date and continuing through the Extension Term, Lessee shall pay to Lessor, with respect to the Original Premises, Monthly Rent in the amounts stipulated below. For clarification purposes, the parties currently anticipate that the Extension Term Commencement Date will occur during the third (3rd) Lease Year.

Lease Year	Annual Base Rent Amount Per Square Foot	Original Premises Monthly Rent
3* **	$39.40	$136,304.30
4*	$40.38	$139,706.37
5	$41.39	$143,199.03
6	$42.43	$146,779.00
7	$43.49	$150,448.48
8	$44.58	$154,209.69
9	$45.69	$158,064.93
10	$46.83	$162,016.55
*Subject to abatement for the Original Premises Abatement Period (as defined in Section 4(d) below.
**Partial Lease Year commencing on the Extension Term Commencement Date.

Lessee shall continue to pay such Original Premises Monthly Rent in advance, in accordance with the terms of Section 4 of the Original Lease (as amended hereby). No rental abatement or rental concession whatsoever shall apply with respect to the Original Premises in connection with the Extension Term except as specifically set forth in Section 4(d) below.

(c)Original Premises Additional Rent. Except as expressly set forth in this Addendum, Lessee shall continue to pay during the Interim Period and the Extension Term all other amounts required to be paid pursuant to the terms of the Lease (as amended hereby) with respect to the Original Premises (including, but not limited to Lessee’s proportionate share of Operating Expenses, Lessee’s proportionate share of Operating Costs, and Lessee’s proportionate share of Real Estate Taxes); provided, however, that as of the Extension Term

Commencement Date, Lessee’s applicable proportionate shares with respect to the Original Premises shall be as set forth in Section 4(a) above (and prior to the Extension Term Commencement Date, such proportionate shares shall not be adjusted as provided in Section 4(a)).
(d)Original Premises Abatement Period. Notwithstanding anything to the contrary herein, provided no default by Lessee beyond the expiration of applicable notice and cure periods then exists, Lessor shall grant to Lessee an abatement of fifty percent (50%) of the Monthly Rent, and the monthly installments of Lessee’s proportionate share of Operating Expenses, Lessee’s proportionate share of Operating Costs, and Lessee’s proportionate share of Real Estate Taxes, otherwise payable hereunder with respect to the Original Premises for eighteen (18) full consecutive calendar months commencing on the Extension Term Commencement Date (the “Original Premises Abatement Period”).

5.The Second Expansion Space.

(a)Description. Subject to the terms of Section 5, Lessor and Lessee hereby agree to add the Second Expansion Space to the Demised Premises effective as of the Second Expansion Space Delivery Date. As of the Second Expansion Space Delivery Date, the term “Demised Premises” as used in this Lease shall therefore refer to the Original Premises, as expanded by the First Expansion Space (as applicable) and the Second Expansion Space. Lessor hereby leases to Lessee and Lessee hereby rents from Lessor the Second Expansion Space upon the terms and conditions of this Addendum and subject to all the applicable terms and conditions of the Lease (as amended hereby). The Term with respect to the Second Expansion Space shall commence on the Second Expansion Space Delivery Date and shall expire (if not otherwise terminated sooner pursuant to the terms of the Lease, as amended hereby) along with the Term with respect to the remainder of the Demised Premises, on the Revised Expiration Date.

(b)Second Expansion Space Delivery Date. The “Second Expansion Space Delivery Date” shall be the date that Lessor tenders delivery of the Second Expansion Space to Lessee in the condition set forth in Section 6. Lessee acknowledges that (i) the Second Expansion Space is currently leased and occupied by another Lessee of the Building pursuant to an existing lease currently scheduled to expire on October 31, 2026, and (ii) Lessor is extending the term of such existing lease of the Second Expansion Space, and currently anticipates tendering possession of the Second Expansion Space to Lessee on November 1, 2028 (the “Anticipated Second Expansion Space Delivery Date”). Notwithstanding anything to the contrary herein, if Lessor does not deliver the Second Expansion Space to Lessee on or before the Anticipated Second Expansion Space Delivery Date, or any other date, then, except as set forth below, Lessor shall have no liability with respect thereto whatsoever, and neither this Addendum nor the Lease shall be rendered void or voidable, on account thereof. Notwithstanding anything to the contrary herein, if the Second Expansion Space Delivery Date does not occur on or before March 1, 2029 (the “Second Abatement Trigger Date”), then, provided such delay actually delays Lessee’s construction of the Seventh Addendum Improvements in the Second Expansion Space (i.e., Lessee has necessary permits, has engaged the Contractor and the Contractor is ready to commence construction) and Lessee notifies Lessor in writing thereof, then, provided no default by Lessee beyond the expiration of any applicable notice and cure periods then exists under the Lease (as amended hereby), as its sole and exclusive remedy therefor, Lessor shall grant to Lessee a rent abatement equal to the per diem Monthly Rent, Lessee’s proportionate share of Operating Expenses, Lessee’s proportionate Share of Operating Costs, and Lessee’s proportionate share of Real Estate Taxes payable with respect to the Second Expansion Space immediately following the expiration of the Second Expansion Space Abatement Period (as defined in Section 5(b)) for each day during the period commencing on the day following the Second Abatement Trigger Date and continuing through the day preceding the Second Expansion Space Delivery Date. In addition, and notwithstanding anything to the contrary herein, if the Second Expansion Space Delivery Date does not occur on or before November 1, 2029 (the “Outside Second Expansion Space Delivery Date”), and Lessee notifies Lessor in writing thereof and no default by Lessee beyond the expiration of any applicable notice and cure periods then exists under the Lease (as amended hereby), as its sole and exclusive remedy therefor, then Lessee shall have the right to terminate this Lease with respect to the Second Expansion Space by delivering written notice of the exercise of such right to Lessor. Such right of termination may be exercised by Lessee only during the ten (10) business day period commencing on the day after the Outside Second Expansion Space Delivery Date, and if such right is not exercised by Lessee during such ten (10) business day period, such right shall thereafter lapse and be of no further force or effect. If Lessee exercises such termination right pursuant to this Section, then neither party shall have any further obligations or liability hereunder with respect to the Second Expansion Space to the other party (and the Lease, as amended hereby, shall otherwise remain in full force and effect). Notwithstanding any of the foregoing to the contrary, the Second Abatement Trigger Date and the Outside Second Expansion Space Delivery Date (as applicable) shall be delayed on a day for day basis with respect to any delays in the Second Expansion Space Commencement Date that are caused by Force Majeure (specifically excluding any holdover by the existing tenant of such Second Expansion Space, and further provided that any delay with respect to Force Majeure shall be capped at thirty (30) day with respect to the Outside Second Expansion Space Delivery Date), or the result of any action by Lessee or any employee, agent or contractor of Lessee, provided that Lessor delivers notice of such action electronically to Lessee’s Representative and Lessee thereafter fails to cure such action within two (2) business days after Lessor’s delivery of such notice.
(c)Second Expansion Space Commencement Date. The “Second Expansion Space Commencement Date” shall be the earlier of (i) the date that is ninety (90) days following the Second Expansion Space Delivery Date, or (ii) the date Lessee commences business operations in the Second Expansion Space. Promptly after the Second Expansion Space Commencement Date is ascertained, Lessor and Lessee shall execute the certificate confirming the Second Expansion Space Commencement Date attached hereto as Exhibit C-2; provided, however, that failure to execute such certificate shall not affect the Second Expansion Space Commencement Date or Lessee’s obligation to pay Monthly Rent with respect to the Second Expansion Space.

(d)Second Expansion Space Monthly Rent. Commencing on the Second Expansion Space Commencement Date, and continuing through the remainder of Term (as extended herein), Lessee shall pay to Lessor, Monthly Rent with respect to the Second Expansion Space in the amounts stipulated below. For clarification purposes, the parties currently anticipate that the Second Expansion Space Commencement Date will occur during the fourth (4th) Lease Year.

Lease Year	Annual Base Rent Amount Per Square Foot	Second Expansion Space Monthly Rent
4* **	$40.38	$23,042.09
5	$41.39	$23,618.15
6	$42.43	$24,208.60
7	$43.49	$24,813.82
8	$44.58	$25,434.16
9	$45.69	$26,070.01
10	$46.83	$26,721.76

*Subject to abatement for the Second Expansion Space Abatement Period (as defined in Section 5(f) below.
**Partial Lease Year commencing on the Second Expansion Space Commencement Date.

Lessee shall pay the Second Expansion Space Monthly Rent in equal monthly installments in advance on or prior to the first day of each applicable calendar month, along with the Monthly Rent with respect to the remainder of the Demised Premises in accordance with the terms of Section 4 of the Original Lease (as amended hereby). Except as otherwise provided herein, the Second Expansion Space Monthly Rent shall be added to and be deemed to be part of the Rent for all purposes of the Lease (as amended hereby). If the Second Expansion Space Commencement Date is not the first day of a month, then the Monthly Rent with respect to the Second Expansion Space for such partial month shall be prorated on a per diem basis, and Lessee shall pay such prorated installment on the day following the expiration of the Second Expansion Space Abatement Period (as provided in Section 5(f)). Except as expressly set forth in the Lease, no rental abatement or rental concession whatsoever shall apply with respect to the Second Expansion Space except as specifically set forth in Section 5(f) below.

(e)Second Expansion Space Additional Rent. Subject to Section 5(f), commencing on the Second Expansion Space Commencement Date, Lessee shall pay, with respect to the Second Expansion Space, during the remainder of the Term (as extended hereby) all other amounts required to be paid pursuant to the terms of the Lease (as amended hereby) with respect to the Second Expansion Space, including, but not limited to, Lessee’s proportionate share of Operating Expenses, Lessee’s proportionate share of Operating Costs, and Lessee’s proportionate share of Real Estate Taxes. As of the Second Expansion Space Commencement Date, (i) Lessee’s proportionate share of Operating Expenses with respect to the Second Expansion Space shall be 2.80%; (ii) Lessee’s proportionate share of Operating Costs with respect to the Second Expansion Space shall be 3.03%; and (iii) Lessee’s proportionate share of Real Estate Taxes with respect to the Second Expansion Space shall be 2.80%.

(f)Second Expansion Space Abatement Period. Notwithstanding anything to the contrary herein, provided no default by Lessee beyond the expiration of applicable notice and cure periods then exists, Lessor shall grant to Lessee an abatement of one hundred percent (100%) of the Monthly Rent, and the monthly installments of Lessee’s proportionate share of Operating Expenses, Lessee’s proportionate Share of Operating Costs, and Lessee’s proportionate share of Real Estate Taxes, otherwise payable hereunder with respect to the Second Expansion Space for six (6) full consecutive calendar months commencing on the Second Expansion Space Commencement Date (the “Second Expansion Space Abatement Period”).

(g)Second Expansion Space Termination Option. Lessor hereby grants to Lessee a one-time option (the “Second Expansion Space Termination Option”), exercisable as set forth in this Section 5(g), to terminate its obligations pursuant to this Addendum with respect to the leasing of the Second Expansion Space, prior to the Anticipated Second Expansion Space Delivery Date, by delivering to Lessor irrevocable written notice of such exercise (the “Second Expansion Space Termination Notice”), no later than August 23, 2027. If Lessee timely provides to Lessor the Second Expansion Space Termination Notice as provided in this Section 5(g), then neither party shall have any obligation with respect to the Second Expansion Space, and the Lease (as amended hereby) shall continue in full force and effect with respect to the remainder of the Demised Premises (i.e., the Original Premises and the First Expansion Space, as applicable). If Lessee does not provide the Second Expansion Space Termination Notice on or prior to August 23, 2027 (time being of the essence), then Lessee’s Second Expansion Space Termination Option shall lapse and be of no further force and effect, and Lessee’s obligations hereunder with respect to the Second Expansion Space will continue in full force and effect. If a default beyond the expiration of notice and cure periods by Lessee exists at the time Lessee delivers the Second Expansion Space Termination Notice, at Lessor’s election, Lessee’s right under this Section 6(g) will lapse and be of no further force and effect.

6.The Seventh Addendum Improvements. Lessee shall continue to occupy the Original Premises in its “as is” condition as of the Effective Date. Lessee shall accept each applicable Expansion Space in its “as is” condition as of the First Expansion Space Commencement Date and as of the Second Expansion Space Delivery Date, as applicable; provided that (a) the base Building systems serving the applicable Expansion Space shall be in good working order, and (b) Lessor shall perform any necessary demising work and related corridor egress work necessary in order to maintain egress in accordance with the Requirements (as defined in Exhibit B) for the First Expansion Space (the “Demising Work”). Lessor shall use commercially reasonable efforts to Substantially Complete the Demising Work prior to the First Expansion Space Commencement Date. Lessee shall be responsible for paying, within thirty (30) days following Substantial Completion of the Demising Work, an amount (“Lessee’s Demising Work Contribution”) equal to fifty percent (50%) of the actual, reasonable, out-of-pocket third- party costs of the Demising Work, such Lessee’s Demising Work Contribution not to exceed Seventy-Five Thousand Dollars ($75,000.00); provided that Lessee shall have the right to apply all or any portion of the Supplemental Contribution (as defined in Exhibit B) towards Lessee’s Demising Work Contribution upon written notice to Lessor. Notwithstanding the foregoing, if it is determined that any base Building systems serving the First Expansion Space, or the Second Expansion Space, as applicable, are not in good working order on the First Expansion Space Commencement Date, or the Second Expansion Space Delivery Date, as applicable, (and not as a result of any acts or omissions of Lessee, its employees, agents or contractors, or as a result of any improvements performed by Lessee) and Lessee provides written notice thereof to Lessor within sixty (60) days after the

First Expansion Space Commencement Date, or the Second Expansion Space Delivery Date, as applicable, (and the same is confirmed by Lessor’s engineer), Lessor shall promptly correct the same at no cost or expense to Lessee, however, the same shall not extend or otherwise affect the First Expansion Space Commencement Date, or the Second Expansion Space Delivery Date, as applicable. Except as expressly set forth above, Lessor is under no obligation to make any structural or other Alterations whatsoever in or to any part of the Original Premises, the First Expansion Space, the Second Expansion Space or the Building, subject to Section 11 below. Nothing herein shall affect Lessor’s maintenance and repair obligation as expressly provided in the Lease. The initial improvement of the First Expansion Space, the Second Expansion Space, and any all Alterations to the Original Premises (i.e., the Seventh Addendum Improvements, as defined in Exhibit B) shall be accomplished, at Lessee’s sole cost and expense, subject to the application of the Lessor’s Contribution (as defined in Exhibit B), by Lessee or its designated Contractor in accordance with Exhibit B and all other applicable provisions of the Lease (as amended hereby). No improvements or other allowance whatsoever, except for the Lessor’s Contribution, shall be applicable with respect to the First Expansion Space, the Second Expansion Space, or the Original Premises.

7.Expiration of Storage Space. Notwithstanding anything herein to the contrary, the Term with respect to the Storage Space shall expire on the Original Expiration Date and such Term, with respect to the Storage Space, shall not be extended with the Original Premises as provided in this Amendment.

8.Parking. Pursuant to Section 7 of the Original Lease (as amended by Section 7 of the Sixth Addendum, Lessor provided Lessee with a Basic Parking Allocation of twenty-six (26) parking contracts for unreserved parking. The Basic Parking Allocation shall be increased as follows: (i) as of the First Expansion Space Commencement Date, the Basic Parking Allocation shall be increased by four (4) additional parking contracts for unreserved parking, and (ii) as of the Second Expansion Space Commencement Date, the Basic Parking Allocation shall be increased by five (5) additional parking contracts for unreserved parking (provided that Lessee’s rights under Section 5(g) are not exercised). In addition, the last sentence of Section 7(B) of the Original Lease (as amended) is amended and restated as follows: “In the event Lessee fails to execute with the Operator the monthly parking contract for the additional Basic Parking Allocation by the date that is two (2) months after the First Expansion Space Commencement Date and the Second Expansion Space Commencement Date, as applicable, or subsequently relinquishes in any manner its Basic Parking Allocation, Lessor shall be under no obligation to seek restoration of the relinquished contract or waive Lessee's failure to execute said contract prior to the date that is two (2) months after the First Expansion Space Commencement Date and the Second Expansion Space Commencement Date, as applicable; provided, however, that Lessee shall have the right to take (or, as applicable, retake) a parking contract up to Lessee's full number of Basic Parking Allocation upon forty-five (45) days’ written notice to Lessor.”

9.Signage. As of the First Expansion Space Commencement Date, and the Second Expansion Space Commencement Date, as applicable, Lessor shall provide, at Lessor’s expense, additional listings in the Building directory (to the extent that such directory exists) based upon Lessee’s rentable area in the First Expansion Space and the Second Expansion Space, as applicable, and will provide Building standard suite entry signage for the First Expansion Space and the Second Expansion Space. Except as modified above, Lessee’s signage rights and obligations shall continue to be in accordance with Section 15 of the Original Lease (as theretofore amended).

10.Access Cards. On or prior to the First Expansion Space Commencement Date, Lessor shall provide Lessee with fifty (50) electronic access cards to the Building at no cost to Lessee. On or prior to the Second Expansion Space Commencement Date, Lessor shall provide Lessee with fifteen (15) additional electronic access cards to the Building at no cost to Lessee.
11.Compliance with Laws. During the Term, Lessor shall comply with (or cause to be complied with) all Requirements applicable to the base Building systems, and the Building structure and common areas, provided that if such compliance is the result of Lessee particular use and occupancy of the Demised Premises (as opposed to office use generally), or any Alterations performed by Lessee, or Lessee’s negligence or willful misconduct, then such compliance shall be at Lessee’s cost. Lessor hereby represents that, to its knowledge, it has not received any written notices from any applicable governmental authority of any violation of applicable environmental laws applicable to the First Expansion Space, or the Second Expansion Space, that remains uncured. In the event that any hazardous materials are discovered in the First Expansion Space as of the First Expansion Space Commencement Date, or in the Second Expansion Space as of the Second Expansion Space Delivery Date, that are in violation of then-applicable environmental laws, and the same are not introduced by Lessee, or any employee, agent or contractor of Lessee, then Lessor shall promptly remove or remediate all such hazardous materials existing as of such dates, at Lessor’s sole cost and expense, if and to the extent required by applicable environmental law in effect as of such applicable dates.

12.Right of Opportunity. Any expansion, rights of opportunity, rights of first offer, or rights of first refusal, of Lessee set forth in the Lease are hereby deleted in their entirety and shall hereinafter be null and void to the effect that the only right of Lessee to expand the Demised Premises shall be as set forth in this Section 12. Subject to the provisions of this Section 12, commencing on First Expansion Space Commencement Date and continuing through the Revised Expiration Date any space located on the ninth (9th) floor of the Building (other than the Second Expansion Space) becomes available for lease from Lessor (or Lessor reasonably anticipates that such space will become available for lease from Lessor) after the initial leasing thereof (any such space sometimes being individually referred to as a "ROFO Space" and collectively referred to as the “ROFO Spaces”), then Lessee shall have the one-time first right to lease such ROFO Space for the then-remainder of the Term pursuant to the following terms and conditions:

(a)At such time as Lessor reasonably becomes aware of the availability of the ROFO Space after its initial leasing, Lessor shall notify Lessee in writing (the “Lessor ROFO Availability Notice”) of the availability of such space and the location and anticipated availability date thereof. Lessee shall have ten (10) business days after receiving the Lessor ROFO Availability Notice to provide irrevocable notice to Lessor in writing (“Lessee’s ROFO Election Notice”) that Lessee desires to exercise its right to lease such ROFO Space in accordance with this Section 12 for the then remainder of the Term. If Lessee does not properly and timely deliver Lessee’s ROFO Election Notice to Lessor as set forth above, Lessor shall be free to lease the ROFO Space to any third party on terms and conditions as determined by Lessor in its sole and absolute discretion, and Lessee’s right of opportunity set forth in this Section 12 shall become null and void.

(b)If Lessee timely and properly exercises its right to lease the ROFO Space pursuant to this Section 12, then (i) such ROFO Space shall be added to the Demised Premises as of the date Lessor delivers same to Lessee (the “ROFO Space Delivery Date”) at an annual base rent, escalation and other concessions determined as provided herein, and pursuant to all of the other then existing terms and conditions of the Lease (as amended hereby); provided, however, that all provisions varying with square footage not specifically described herein (including, without limitation, Lessee’s proportionate share) shall be re-determined to reflect the increased rentable area of the Demised Premises, (ii) Lessee shall accept the ROFO Space in its then “as is” condition, with no improvements obligation on the part of Lessor.

(c)The parties shall have thirty (30) days after Lessor’s timely receipt of Lessee’s ROFO Election Notice (the “ROFO Negotiation Period”) in which to agree on the monthly rent, escalation factor and additional rent which shall be payable for the ROFO Space. The parties shall attempt in good faith to agree upon an annual base rent payable for the first year of the Term for the ROFO Space which would equal one hundred percent (100%) of the applicable market rent, taking into account the Market Items (as defined below). Among the factors to be considered by the parties during such negotiations shall be the general office rental market in the East End submarket of Washington, D.C., the rental rates then being quoted by Lessor to comparable Lessees for comparable space in the Building, and the rents being charged similar Lessees for similar office space in multi-tenanted, multi-story, first class office buildings with comparable views, location and address. The “Market Items” shall be, if then applicable: size, location of premises, lease term, leasing inducements, condition of building, and services provided by a lessor, taking into account all relevant factors. If during the ROFO Negotiation Period the parties agree on such annual base rent, escalation factor and additional rent, then they shall promptly execute an amendment to the Lease stating the terms so agreed upon. If during the ROFO Negotiation Period the parties are unable, for any reason whatsoever, to agree on such annual base rent, escalation factor and additional rent payable, then, at any time during the ROFO Negotiation Period, but not later than the fifth (5th) day after the last day of the ROFO Negotiation Period, the parties shall each appoint an independent real estate broker who shall be licensed in the District of Columbia and who specializes in the field of commercial office space leasing in the District of Columbia, has at least ten (10) years of experience and is recognized within the field as being reputable and ethical (an “Arbitrator”). If Lessee fails to timely appoint its Arbitrator, then Lessor’s determination of the annual base rent, escalation factor and additional rent shall be final and conclusive. The two appointed Arbitrators shall each determine, within ten (10) days after their appointment, such monthly rent, escalation factor and additional rent. If such individuals do not agree on such items, then the two individuals shall, within five (5) days, render separate written reports of their determinations and together appoint a third similarly qualified individual. If Lessee’s Arbitrator fails to timely deliver its determination to such third individual, then Lessor’s determination of the annual base rent, escalation factor and additional rent shall be final and conclusive. The third individual shall, within ten (10) days after his or her appointment, select either Lessor’s Arbitrator’s determination or Lessee’s Arbitrator’s determination (this being the third Arbitrator’s sole function) as being closest to the applicable annual base rent, escalation factor and additional rent and shall notify the parties of such selection which determination shall be final and conclusive, and binding on Lessor and Lessee. Lessor and Lessee shall each bear the cost of its Arbitrator and shall share equally the cost of the third Arbitrator. Upon determination of the annual base rent, escalation factor and concessions payable pursuant to this Section, the parties shall promptly execute an amendment to the Lease stating the rent and additional terms so determined

(d)Lessee’s rights under this Section 13 are subject and subordinate to (i) any rights of any other Lessee pursuant to its lease at the Building as of the Effective Date, (ii) renewal rights of any existing or future tenant and Lessor’s rights to renew or continue to lease space to any current or future tenant of such space beyond the expiration date of the lease term of such tenant’s lease. Lessor represents that an existing tenant of the ROFO Space currently leasing approximately 5,800 has an existing renewal right, another tenant of the Building has an existing ROFO right on the 9th floor for not less than 4,000 square feet of rentable area, and another tenant of the Building has an existing renewal right for a portion of the ROFO Space.

(e)Notwithstanding anything in the Lease to the contrary, delivery of possession of the ROFO Space to Lessee and commencement of Lessee’s leasing thereof is and shall be subject to Lessor’s obtaining possession from any prior Lessee or occupant who holds over beyond the applicable lease expiration date, and Lessee shall have no claim against Lessor (for damages or otherwise) and Lessor shall have no obligation or liability for, on account of or with respect to any holdover in all or any portion of the ROFO Space. Lessee shall accept possession of such ROFO Space and commence paying rent therefor on the date of delivery of such space by Lessor in the condition required and otherwise as provided pursuant to this Section 12 (the “ROFO Commencement Date”). Notwithstanding anything to the contrary herein, if Lessor does not deliver the ROFO Space within one hundred fifty (150) days after the delivery date with respect to the ROFO Space set forth in the Lessor ROFO Availability Notice (the “Outside ROFO Space Delivery Date”), and Lessee notifies Lessor in writing thereof and no default by Lessee beyond the expiration of any applicable notice and cure periods then exists under the Lease (as amended hereby), as its sole and exclusive remedy therefor, then Lessee shall have the right to revoke its exercise of the Right of Opportunity with respect to the applicable ROFO Space by delivering written notice of the exercise of such right to Lessor. Such right of termination may be exercised by Lessee only during the ten (10) business day period commencing on the day after the Outside ROFO Space Delivery Date, and if such right is not exercised by Lessee during such ten (10) business day period, such right shall thereafter lapse and be of no further force or effect. Notwithstanding the foregoing, the Outside ROFO Space Delivery Date shall be delayed on a day for day basis with respect to any delays in the Outside ROFO Space Delivery Date that are caused by Force Majeure (specifically excluding any holdover by the existing tenant of such ROFO Space, and further provided that such delay as a result of Force Majeure does not exceed thirty (30) days) or the result of any action by Lessee or any employee, agent or contractor of Lessee, provided that Lessor delivers notice of such action electronically to Lessee’s Representative and Lessee thereafter fails to cure such action within two (2) business days after Lessor’s delivery of such notice.

(f)If Lessee is in default under the Lease (as amended hereby) beyond the expiration of any applicable notice or cure period on the date Lessee sends Lessee’s ROFO Election Notice or at any time thereafter until the date such ROFO Space is occupied by

Lessee, then, at Lessor’s election, Lessee’s rights pursuant to this Section 12 shall lapse and be of no further force or effect.

(g)If at any time more than 30% of the rentable area of the Demised Premises has been subleased or assigned in a transaction requiring Lessor’s consent pursuant to Section 11 of the Original Lease (as amended and restated by Section 12 of Addendum No. 4) (Lessor acknowledging that Lessor’s consent is not required for an assignment of the Lease or sublet of the Demised Premises to any subsidiary, affiliate or successor (as those terms are defined in Section 11 of the Original Lease), or if Lessee is not occupying at least seventy percent (70%) of the Demised Premises, then Lessee’s rights pursuant to this Section 12 shall lapse and be of no further force or effect.

(h)Lessee has the right under this Section 12 to lease only the entire ROFO Space identified in Lessor’s ROFO Availability Notice. Lessee has no right to lease less nor more than the entire ROFO Space so identified.

(i)Lessor shall have no obligation to offer the ROFO Space to Lessee if, as of the anticipated availability date of such ROFO Space, there would be less than thirty (30) months then remaining in the Term. Notwithstanding the foregoing, if there are less than thirty (30) months then remaining in the Term, and Lessee has available to it an unexercised renewal option under the Lease (regardless of when such applicable renewal option must be exercised under the Lease), then Lessor shall offer the ROFO Space to Lessee during such period pursuant the terms of this Article 12; provided, however, that (i) Lessor shall have no obligation to lease the ROFO Space to Lessee for a term of less than thirty (30) months, (ii) Lessee’s right to lease the ROFO Space from Lessor shall be conditioned upon Lessee’s irrevocable exercise of such available renewal option along with Lessee’s ROFO Election Notice, and (iii) if Lessee does not properly and timely exercise such renewal option (time being of the essence), then Lessor shall have no further obligation to Lessee with respect to the ROFO Space and Lessor shall be free to lease the ROFO Space to any third party on terms and conditions as determined by Lessor in its sole and absolute discretion.

13.Security Deposit. Pursuant to the Lease (and Section 6 of the Fifth Addendum), Lessor is currently holding a letter of credit (the “Letter of Credit”) in the amount of Two Hundred Thousand Dollars ($200,000.00). Notwithstanding anything to the contrary in the Lease, Lessee shall have no right to replace the Letter of Credit with a cash Security Deposit, and Lessor shall continue to hold the Letter of Credit for the remainder of the Term (as extended hereby) in accordance with the terms and conditions of the Lease. Concurrently with Lessee’s execution of this Addendum, Lessee shall deliver to Lessor an amendment to the Letter of Credit, extending the outside expiration thereof through the date that is sixty (60) days following the Revised Expiration Date.

14.Telecommunications. Lessee may use its proportionate share of Riser Space for the sole purpose of installing cabling and telecommunications equipment serving the Demised Premises (“Telecom Cabling and Equipment”). “Riser Space” means the available space in the Building risers and telecommunications closets, including the space above the ceilings and below the floors of the Demised Premises, but excluding such risers or closets being used exclusively by Lessor or other Lessees in the Building or located in mechanical rooms, basement space or other common and/or public areas of the Building. Lessee’s right to use the

Riser Space is non-exclusive and will be subject to the following terms and conditions: (a) Lessee must submit to Lessor, for Lessor’s review and approval (which approval shall not be unreasonably withheld, conditioned, or delayed), reasonably detailed plans and specifications for the Telecom Cabling and Equipment prior to installation; (b) Lessee must reimburse Lessor as additional rent for any reasonable, actual, out of pocket third-party costs and expenses incurred by Lessor in reviewing the plans and specifications; (c) Lessee must use an experienced contractor approved by Lessor for installation of the Telecom Cabling and Equipment in accordance with the plans and specifications approved by Lessor; (d) Lessee and its contractor must adhere to the Building’s standard construction rules; (e) all work and materials furnished by Lessee or its contractor must be of good quality, and must be performed in a good and workmanlike manner and in compliance with all applicable Legal Requirements; (f) all work must be performed in a manner that minimizes disruption and inconvenience to other Lessees and occupants of the Building; (g) Lessee must promptly repair, at its sole cost and expense, any damage done to the Riser Space, the Building, the Demised Premises or to the Demised Premises of any other Lessee in the Building that is caused by or arises out of any work performed by Lessee or its contractor pursuant to this Section; (h) all Telecom Cabling and Equipment must be appropriately bundled and marked or tagged as reasonably required by Lessor to identify the owner/user and pathway; (i) Lessor will have the right to inspect the work; and (j) solely with respect to any Telecom Cabling and Equipment that is not bundled and marked or tagged as required above, Lessee must remove, at Lessee’s sole cost and expense, all Telecom Cabling and Equipment installed by or on behalf of Lessee upon the expiration or earlier termination of the Term, and any damage to the Riser Space, the Demised Premises or the Building caused by such removal must be repaired by Lessee, at Lessee’s sole expense and in a manner approved by Lessor.

15.Lender Approval. The terms and conditions of this Addendum are contingent upon the consent of Lessor's current lender for the Building ("Lender Approval"). The terms and conditions of this Addendum shall not be effective until the Effective Date. The term "Effective Date" shall mean the later to occur of the following dates: (a) the date this Addendum is fully executed, and (b) the date upon which Lessor advises Lessee in writing that Lender Approval has been received (the "Lender Approval Notification Date"). Lessor shall use commercially reasonable, good faith, diligent efforts to obtain Lender Approval as soon as is reasonably possible following the full execution of this Addendum. If the Lender Approval Notification Date does not occur within thirty (30) days following the date on which this Addendum has been fully executed by Lessor and Lessee, then Lessee shall have the right to cancel this Addendum upon five (5) days' prior written notice to Lessor, such notice to be given, if at all, prior to the Lender Approval Notification Date. If the Lender Approval Notification Date does not occur within fifty-five (55) days following the date on which this Addendum has been fully executed by Lessor and Lessee, then, provided Lessor has used its commercially reasonable good faith diligent efforts to obtain Lender Approval as required above, Lessor shall have the right to cancel this Addendum upon five (5) days' prior written notice to Lessee, such notice to be given, if at all, prior to the Lender Approval Notification Date. If this Addendum is cancelled by Lessor or Lessee as aforesaid, (i) this Addendum shall be null and void as if the same had never been executed by Lessor and Lessee, (ii) the Lease as unamended by this Addendum shall remain in full force and effect, and (iii) neither party hereto shall have any rights against or obligations to the other under this Addendum.

16.SNDA. Lessor shall obtain a non-disturbance, subordination and attornment agreement (an “SNDA”) from the holder of the existing mortgage encumbering the Building (the “Lender”) on Lender’s standard form SNDA agreement, with such commercially reasonably changes as agreed to by Lessee, Lender and Lessor. Lessor shall have no liability, and neither this Addendum nor the Lease shall be terminable by Lessee if Lessor does obtain such SNDA; provided, however, that, if such SNDA is not executed and delivered by the Lender and Lessor to Lessee within ninety (90) days following the Effective Date, then, as Lessee’s sole and absolute remedy, Lessee shall have the right to terminate this Amendment by written notice delivered to Lessor (if at all) by providing Lessor with written notice thereof within five (5) business days following the expiration of said ninety (90) day period, in which event the Lease shall remain in full force and effect unmodified by this Addendum.

17.Brokerage. Lessee represents and covenants that it has retained CBRE, Inc. (“Broker”) to act as its broker in connection with this Addendum. Except for the Broker, Lessor and Lessee each represent and warrant to the other that it has not entered into any agreement, or otherwise had any dealings, with any broker or agent (other than with an affiliate of Lessor), in connection with the negotiation or execution of this Addendum which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith. Lessee shall indemnify and hold Lessor harmless from all costs (including court costs, investigation costs, and attorneys’ fees), expenses, or liability for commissions or other compensation claimed by Broker, or any other broker or agent with respect to this Addendum which arise out of any agreement or dealings, or alleged agreement or dealings, between Lessee and any such agent or broker. Lessor shall indemnify and hold Lessee harmless from all costs (including court costs, investigation costs, and attorneys’ fees), expenses, or liability for commissions or other compensation claimed by any broker or agent with respect to this Addendum which arise out of any agreement or dealings, or alleged agreement or dealings, between Lessor and any such agent or broker, other than Broker. The terms of this Paragraph shall survive the expiration or earlier termination of the Lease (as amended hereby).

18.Confidentiality. Lessee acknowledges and agrees that the terms of this Addendum are confidential and constitute propriety information of Lessor. Disclosure of the terms hereof could adversely affect the ability of Lessor to negotiate other leases and/or lease amendments with respect to the Building and may impair Lessor's relationship with other tenants of the Building. Lessee agrees that it and its partners, officers, directors, and employees shall not, without the prior written consent of Lessor, make any public disclosure of the terms and conditions of this Addendum other than (a) in Lessee's ordinary course of business to Permitted Recipients, and (b) if required by applicable laws or governmental authorities (including, without limitation, any legal disclosures required with respect to Lessee's status as a publicly traded corporation). Lessee shall use commercially reasonable, good faith efforts to cause the Permitted Recipients to comply with the confidentiality provisions set forth herein.

19.Ratification. Except as otherwise expressly modified by the terms of this Addendum, the Lease shall remain unchanged and continue in full force and effect. All terms, covenants and conditions of the Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect, and, as further amended hereby, constitute valid and binding obligations of Lessee enforceable according to the terms thereof.

20.Authority. Lessee and each of the persons executing this Addendum on behalf of Lessee hereby covenants and warrants that Lessee is a duly organized, authorized and existing corporation and is in good standing under the laws of the District of Columbia, that Lessee has full right and authority to enter into this Addendum, and that the person signing on behalf of Lessee is authorized to do so on behalf of Lessee.

21.Counterparts. This Addendum may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Addendum. Electronically transmitted signatures shall have the same binding effect as original signature, and an electronically transmitted Amendment containing the signatures (original or electronically transmitted) of the parties shall be binding. This document may be executed electronically or by an electronic signature stamp and the same shall be deemed an original.

22.Binding Effect. This Addendum shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto. All of the covenants contained in this Second Addendum, including, but not limited to, all covenants of the Lease as modified hereby, shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, and permitted successors and assigns.

23.Exculpation. Notwithstanding anything in the Lease (as hereby amended) to the contrary, Lessee shall not be entitled to enforce the liability and obligation of Lessor to perform and observe any obligations contained in the Lease (as hereby amended) by any action or proceeding against any member, shareholder, partner, manager, director, officer, agent, affiliate, beneficiary, trustee or employee of Lessor, or against any direct or indirect member, shareholder, partner or other owner of any such member, shareholder, partner, manager, director, officer, agent, affiliate or employee of Lessor, or against any director, officer, employee, agent, manager or trustee of any of the foregoing, and no personal judgment shall be sought or obtained against any such member, shareholder, partner, manager, director, officer, agent, affiliate, beneficiary, trustee or employee. Lessee hereby acknowledges and agrees that it shall look solely to the interest of Lessor in the Building for the payment of any liabilities relating to or arising out of a breach of the obligations or covenants of Lessor set forth in the Lease (as hereby amended).

[Signature page follows]

IN WITNESS WHEREOF, Lessor and Lessee have caused this Addendum to be executed under seal as of the Effective Date.

LESSOR:

1201 F STREET, L.P., a Delaware limited partnership

By: /s/ Paul A. Galiano [SEAL]

Name: Paul A. Galiano
Title: Senior Managing Director

LESSEE:

CRA INTERNATIONAL, INC., a Massachusetts

By: /s/Chad M. Holmes [SEAL]

Name: Chad M. Holmes
Title: EVP & Chief Corp Dev Officer

Signature Page to Addendum No. 7 to Lease between 1201 F Street, L.P. and CRA International

EXHIBIT A

PLAN SHOWING SUITE A-1, SUITE A-2, AND SUITE A-3

A-1

EXHIBIT B WORK
AGREEMENT
This Work Agreement is a part of the Addendum No. 7 to Lease (the “Addendum”) to which it is attached. In the event of any conflict between the terms of this Work Agreement and the terms of the Lease, the terms of this Work Agreement shall control. Capitalized terms used but not defined in this Work Agreement shall have the meanings given such terms in the Addendum or the Lease.

Article 1 - Definitions

1.Definitions.

1.1“Base Building Plans” means those certain plans and specifications for the Building.

1.2“Change Order” means any change in any of Lessee’s Plans after Lessor has approved any such plan and/or any change in the work or materials to be included in the Seventh Addendum Improvements.

1.3“Comparable Building” means first-class office buildings of comparable age and size in the central business district of the District of Columbia.

1.4“Contractor” means the general contractor selected by Lessee in accordance with the terms of this Work Agreement to construct and install the Seventh Addendum Improvements.

1.5“Construction Costs” means all costs in the permitting, demolition, construction and installation of the applicable Seventh Addendum Improvements and acquiring the materials for the applicable Seventh Addendum Improvements.

1.6“Engineers” means the mechanical, electrical, plumbing and structural and engineers and other licensed third-parties selected by Lessee to assist in the preparation of Lessee’s Plans.

1.7“Essential Subs” means those subcontractors to be specifically designated by Lessor acting reasonably for purposes of working on the Building mechanical, electrical, plumbing, energy management, structural, exterior windows (including window removal and reinstallation for hoisting purposes), roof, sprinkler and fire and life safety systems.

1.8“Final Space Plan” means a detailed space plan for the applicable Seventh Addendum Improvements prepared by Lessee’s Architect, which space plan shall be substantially in conformance with the Preliminary Plan approved by Lessor and any updates or changes thereto approved by Lessor and shall contain the information and otherwise comply with the requirements set forth on Annex 2 attached hereto.

1.9“Improvement Costs” means, collectively, (i) the Planning Costs; (ii) the Construction Costs; and (iii) Lessor’s Fee, with respect to the applicable portion of the Seventh Addendum Improvements.

1.10“Lessee’s Architect” means the architect engaged by Lessee to design the applicable Seventh Addendum Improvements and prepare Lessee’s Plans.

1.11“Lessee’s Contractors” means Contractor and all subcontractors and sub- subcontractors (including the Essential Subs) who will work on the applicable Seventh Addendum Improvements.

1.12“Lessee’s Equipment” means any telephone, telephone switching, telephone and data cabling, furniture, computers, servers, Lessee’s trade fixtures and other personal property to be installed by or on behalf of Lessee in the Demised Premises.

1.13“Lessor’s Contribution” shall mean (i) with respect to the First Expansion Space, an amount equal to Four Hundred Sixty-Four Thousand Three Hundred Eighty Dollars ($464,380.00) (i.e., Seventy Dollars ($70.00) per rentable square foot of the First Expansion Space (the “First Expansion Space Lessor’s Contribution”), (ii) with respect to the Original Premises, an amount equal to Two Million Seventy-Five Thousand Seven Hundred Dollars ($2,075,700.00) (i.e., Fifty Dollars ($50.00) per rentable square foot of the Original Premises (as re-measured in accordance with Section 4(a) of the Addendum) (the “Original Premises Lessor’s Contribution”), (iii) with respect to the Second Expansion Space, an amount equal to Four Hundred Forty-Five Thousand Fifty-Five Dollars ($445,055.00) (i.e., Sixty-Five Dollars ($65.00) per rentable square foot of the Second Expansion Space) (the “Second Expansion Space Lessor’s Contribution”); and (iv) an additional amount equal to Thirteen Thousand Five Hundred and No/100 Dollars ($13,500.00) (the “Supplemental Contribution”) which may be used by Lessee with respect to any portion of the Seventh Addendum Improvements or Lessee’s Demising Work Contribution.

1.14“Lessor’s Fee” means a fee payable to Lessor equal to two percent (2%) of the Construction Costs.

1.15“Lessee’s Plans” means the Preliminary Plan, the Final Space Plan and the Plans and
Specifications, as applicable to the First Expansion Space and the Original Premises

1.165 “Lessee’s Representative” means Maxine Jacobs, whose address is 200 Clarendon Street, Boston, Massachusetts, and whose telephone number is (617) 425-3577, and whose email address is: mjacobs@crai.com.

1,17 “Lessor’s Representative” means Rustom Cowasjee, whose address is Tishman Speyer Properties, 1875 Eye Street, NW, Suite 300, Washington, DC 20006 and whose telephone number is (202) 420-2139 and whose email address is: rcowasjee@tishmanspeyer.com, and Haley Kameros, whose address is Tishman Speyer Properties, 1875 Eye Street, NW, Suite 300, Washington, DC 20006 and

whose telephone number is (202) 655-1653 and whose email address is: hkameros@tishmanspeyer.com.

1.18 “Permits” means all necessary permits in connection with the Seventh Addendum Improvements.

1.69 “Planning Costs” means all architectural, space planning, engineering and other costs related to the design of the Seventh Addendum Improvements including, without limitation, the fees of Lessee’s Architect, the Engineers and the professionals preparing and/or reviewing Lessee’s Plans (or any of them).

1.20 “Plans and Specifications” means all architectural plans, construction drawings and specifications necessary and sufficient (i) for the construction of the Seventh Addendum Improvements in accordance with the Final Space Plan and (ii) to enable the Contractor to obtain all necessary Permits for the construction of the Seventh Addendum Improvements, and which shall contain the information and otherwise comply with the requirements set forth on Annex 3 attached hereto.

1.21 “Preliminary Plan” means a preliminary space plan prepared by Lessee’s Architect showing the general layout of the First Expansion Space and the Original Premises, as applicable, upon completion of the Seventh Addendum Improvements (as applicable with respect to the First Expansion Space and the Original Premises), which space plan shall contain the information and otherwise comply with the requirements set forth on Annex 1 attached hereto.

1,22 “Punch List Work” means minor details of construction, decoration and mechanical adjustment, if any, the noncompletion of which do not materially interfere with the use of the relevant portion of the Building.

1.23 “Requirements” means all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.), and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to hazardous materials, environmental matters, public health and safety matters and landmarks protection, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Project or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Demised Premises, and (iv) utility service providers.

1.24 Seventh Addendum Improvements” means the improvements set forth in Lessee’s Plans with respect to the First Expansion Space, the Original Premises, and the Second Expansion Space (as applicable), as approved by Lessor in accordance with the terms of this Work Agreement.

1.25 “Substantial Completion” or "Substantially Completed" means that the applicable Seventh Addendum Improvements have been completed, as reasonably determined by Lessor, in accordance with (a) the provisions of this Work Agreement applicable thereto, and (b) the plans and specifications for such work, except for any Punch List work.

Article 2 – Plans

2.1 Lessee’s Architect and Engineers. Lessee has or will retain Lessee’s Architect to design the Seventh Addendum Improvements and prepare Lessee’s Plans. Lessee’s Architect and the Engineers shall be subject to Lessor’s reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed.

2.2 Preliminary Plan. Prior to commencement of any work, Lessee shall deliver the applicable Preliminary Plan to Lessor for Lessor’s approval. Within ten (10) business days after Lessee delivers the applicable Preliminary Plan to Lessor, Lessor shall advise Lessee of Lessor’s approval or disapproval of the applicable Preliminary Plan (which disapproval shall specify Lessor’s objections in sufficient detail so that Lessee can make the necessary revisions to satisfy such objections). Within ten (10) business days after Lessor notifies Lessee of Lessor’s objections, Lessee shall revise the proposed Preliminary Plan to address Lessor’s objections and deliver the revised Preliminary Plan to Lessor for Lessor’s approval. Within five (5) business days after Lessee delivers the revised Preliminary Plan to Lessor, Lessor shall advise Lessee of Lessor’s approval or disapproval of the revised Preliminary Plan (which disapproval shall specify Lessor’s objections in sufficient detail so that Lessee can make the necessary revisions to satisfy such objections). Lessee and Lessor shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above until Lessor approves the Preliminary Plan. Lessor’s approval standard with respect to the Preliminary Plans shall be in accordance with Section 12 of the Original Lease.

2.3 Final Space Plan. Within thirty (30) days after Lessor approves the applicable Preliminary Plan, Lessee shall deliver the applicable Final Space Plan to Lessor for Lessor’s approval. Within ten (10) business days after Lessee delivers the Final Space Plan to Lessor, Lessor shall advise Lessee of Lessor’s approval or disapproval of the applicable Final Space Plan (which disapproval shall specify Lessor’s objections in sufficient detail so that Lessee can make the necessary revisions to satisfy such objections). Within ten (10) business days after Lessor notifies Lessee of Lessor’s objections, Lessee shall revise the proposed Final Space Plan to meet Lessor’s objections and deliver the revised Final Space Plan to Lessor for Lessor’s approval. Within ten (10) business days after Lessee delivers the revised Final Space Plan to Lessor, Lessor shall advise Lessee of Lessor’s approval or disapproval of the revised Final Space Plan (which disapproval shall specify Lessor’s objections in sufficient detail so that Lessee can make the necessary revisions to satisfy such objections). Lessee and Lessor shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above until Lessor approves the Final Space Plan. Lessor’s approval standard with respect to the Final Space Plan shall be in accordance with Section 12 of the Original Lease.

2.4 Plans and Specifications. Within thirty (30 days after Lessor approves the applicable Final Space Plan with respect to the applicable Seventh Addendum Improvements, Lessee shall deliver the applicable Plans and Specifications to Lessor for Lessor’s approval. Within ten (10) business days after Lessee delivers the applicable Plans and Specifications to Lessor,

Lessor shall advise Lessee of Lessor’s approval or disapproval of the Plans and Specifications (which disapproval shall specify Lessor’s objections in sufficient detail so that Lessee can make the necessary revisions to satisfy such objections). Within ten (10) business days after Lessor notifies Lessee of Lessor’s objections, Lessee shall revise the proposed Plans and Specifications to meet Lessor’s objections and deliver the revised Plans and Specifications to Lessor for Lessor’s approval. Within ten (10) business days after Lessee delivers the revised Plans and Specifications to Lessor, Lessor shall advise Lessee of Lessor’s approval or disapproval of the revised Plans and Specifications (which disapproval shall specify Lessor’s objections in sufficient detail so that Lessee can make the necessary revisions to satisfy such objections). Lessee and Lessor shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above until Lessor approves the Plans and Specifications. Lessor’s approval standard with respect to the Plans and Specifications shall be in accordance with Section 12 of the Original Lease.

2.5 Changes to Plans.

a.In the event of any Change Order or in the event that Lessor reasonably determines that any of Lessee’s Plans have not been prepared in accordance with the requirements of this Work Agreement, Lessee shall be solely responsible for all costs and expenses and for all delays in occupancy by Lessee (which shall not delay the First Expansion Space Commencement Date or the Second Expansion Space Commencement Date, as applicable) resulting therefrom including, without limitation, costs or expenses relating to (i) any additional architectural or engineering services and related design expenses; (ii) any architectural or engineering costs incurred by Lessor in connection with its review of such requested change; (iii) any changes to materials in process of fabrication; (iv) cancellation or modification of supply or fabricating contracts; (v) removal or alteration of work or plans completed or in process; or (vi) delay claims made by Contractor.

b.No changes (other than de minimis cosmetic changes that do not affect the Building structure or base Building systems or the common areas, and are not visible from the exterior of the Premises) shall be made to any of Lessee’s Plans and no Change Orders shall be implemented without the prior written approval of Lessor, in accordance with the approval standards set forth above. All Change Orders shall be in writing and shall be on such AIA form as is required by Lessor and/or Contractor. Lessee shall evidence in writing its approval of any Change Order prior to requesting Lessor’s approval of same.

2.6 General Plan Provisions.

a.Lessee shall cause (i) Lessee’s Plans to comply with all applicable Requirements; (ii) Lessee’s Plans to be prepared by Lessee’s Architect and the Engineers in accordance with the terms of this Work Agreement and in conformity with the Base Building Plans and the base Building systems (including, without limitation, the base Building HVAC, mechanical, electrical, plumbing and life safety systems); (iii) the Plans and Specifications to be sufficient to enable Contractor (with respect to the Plans and Specifications) to obtain all necessary Permits; and (iv) the Plans and Specifications to be prepared using the AutoCAD Computer Assisted Drafting and Design System, in

CAD and PDF format. Lessee shall cause Lessee’s Plans not to include any Seventh Addendum Improvements that will or that reasonably might be anticipated to (1) interfere with the normal operation of the Building, Building operations, or the Base Building Systems; (2) materially increase maintenance or utility charges for operating the Building in excess of the standard requirements for Comparable Buildings, or (3) affect the exterior or structure of the Building.

b.Any provision of this Work Agreement or the Lease to the contrary notwithstanding, neither Lessor’s approval of the Plans and Specifications nor its observation or supervision of the construction or installation thereof, shall constitute an assurance by Lessor that Lessee’s design will perform to the desired temperature specifications, or (2) that the Plans and

Specifications satisfy any applicable Requirements or are sufficient to enable the Contractor to obtain a building permit for the undertaking of the applicable Seventh Addendum Improvements, or (4) release Lessee from its obligations under this Work Agreement. If Lessor notifies Lessee at any time that the Plans and Specifications must be revised due to their failure to comply with the terms of this Work Agreement, such revisions shall be made at Lessee’s expense and any delay arising in connection therewith shall constitute a Lessee delay and shall not postpone or delay the First Expansion Space Commencement Date or the Second Expansion Space Commencement Date, as applicable, or otherwise give rise to any claim or cause of action against Lessor.

c.Prior to making or installing any of the applicable Seventh Addendum Improvements, Lessee shall perform a field verification to independently determine the existing conditions, specifications and dimensions of the applicable portion of the Demised Premises (i.e., the First Expansion Space, the Original Premises and the Second Expansion Space) and any variances from the Base Building Plans.

d.Lessee has appointed Lessee’s Representative for purposes of granting any consents or approvals by Lessee under this Work Agreement and for authorizing and executing any and all Change Orders or other documents in connection with this Work Agreement and Lessor shall have the right to rely on Lessee’s Representative’s consent, approval, authorization or execution as aforesaid.

e.Lessor has appointed Lessor’s Representative for purposes of granting any consents or approvals by Lessor under this Work Agreement and for authorizing and executing any and all Change Orders or other documents in connection with this Work Agreement and Lessee shall have the right to rely on Lessor’s Representative’s consent, approval, authorization or execution as aforesaid.

f.Lessee shall reimburse Lessor for all actual, reasonable third-party out-of- pocket costs incurred by Lessor in reviewing any proposed Lessee Plans and Change Orders within thirty (30) days after Lessee’s receipt of an invoice therefor, provided that such amount does not exceed $5,000 for Lessee Plans and Change Orders that might affect the Building’s MEP System, and $5,000 for Lessee Plans and Change Orders that might affect the Building structure.

g.If Lessee proposes any structural Alteration or any Alteration having a material impact on the Building’s mechanical, electrical or plumbing systems, the time periods set forth above for Lessor’s review of such Plans (or any component thereof) shall be reasonably extended by Lessor if Lessor reasonably determines extra time is needed for its review.

Article 3 – Construction

3.1    Lessor Improvements. Except as might be expressly set forth herein or in the Addendum to the contrary, Lessor has no obligation to do any other work or pay any amounts with respect to the First Expansion Space, the Original Premises or the Second Expansion Space.

3.2    Seventh Addendum Improvements. Lessee shall, at Lessee’s expense (subject to the application of the Lessor’s Contribution as expressly set forth in this Exhibit), Substantially Complete the applicable Seventh Addendum Improvements in a good and workmanlike manner and in accordance with the terms of this Work Agreement. Except to the extent that the Plans and Specifications provide otherwise, Lessee will cause the Seventh Addendum Lessee Improvements to be constructed of new or like-new materials commensurate with the level of improvements for a typical first-class tenant in Comparable Buildings and consist with the materials and finishes in Lessee’s existing Premises.

3.3    General Contractor. Promptly after Lessor’s approval of the Plans and Specifications, Lessee shall enter into a contract for construction of the applicable Seventh Addendum Improvements with a general contractor. The general contractor shall be subject to Lessor’s approval, such approval not to be unreasonably withheld, conditioned or delayed, and upon such selection and approval such general contractor shall be the “Contractor” under this Work Agreement. Lessee shall deliver to Lessor a copy of Lessee’s construction contract with the Contractor promptly upon execution of same (with redaction of sensitive terms, except the economic terms, if Lessee elects to do so). Lessee shall cause such contract to comply with all of the relevant terms and conditions of this Work Agreement and the Lease (and in the event of any conflict between this Lease and the construction contract, the terms of this Lease shall govern as between Lessor and Lessee). The Contractor shall be responsible for all required construction, management and supervision of the Seventh Addendum Improvements.

3.4    Subcontractors. All Lessee’s subcontractors shall be reputable, and Lessor shall have the right to disallow any subcontractors with whom Lessor (or its affiliates) have had any disputes.

3.5    Certain Essential Work. All Seventh Addendum Improvement connections or tie-ins to the base Building energy management, sprinkler and fire and life safety systems shall be performed at Lessee’s expense by the applicable Essential Sub. All Seventh Addendum Improvement work relating to the Building exterior walls and windows (including window removal and reinstallation for hoisting purposes), and the roof (excluding HVAC), shall be performed at Lessee’s expense by the applicable Essential Sub.

3.6    Permits. Prior to commencement of the applicable Seventh Addendum Improvements, Lessee shall, at Lessee’s expense, obtain the Permits.

3.7    Pre-Construction Deliveries. Not fewer than ten (10) days prior to commencement of construction of the Seventh Addendum Improvements, Lessee shall deliver the following information and items to Lessor with respect to the applicable portion of the Seventh Addendum Improvements:

a.the names and addresses of Lessee’s Contractors;

b.the schedule for commencement of construction, the estimated date of Substantial Completion, the fixturing work and the date on which Lessee will commence occupancy of the First Expansion Space and the Second Expansion Space, as applicable, for the conduct of Lessee’s business;

c.Lessee’s itemized statement of the estimated Improvement Costs;

d.certificates of insurance evidencing all insurance coverage required under the Lease and this Work Agreement; and

e.a copy of the Permits.

3.8    Lessee’s Equipment. Lessee, at Lessee’s expense, shall be responsible for ordering and for the delivery and installation of Lessee’s Equipment.

3.9    Post Construction Activities. Prior to Lessee’s use or occupancy of the First Expansion Space and the Second Expansion Space, as applicable, or any portion thereof and Lessor’s disbursement of any portion of the Retainage, Lessee shall, at Lessee’s expense, deliver to Lessor a copy of the certificate of occupancy (if the same is required by applicable Requirements in connection with Lessee’s use or occupancy of the applicable Expansion Space), and all certifications and approvals with respect to the applicable portion of the Seventh Addendum Improvements that may be required from any governmental authority and/or any board or fire underwriters or similar body for the use and/or occupancy of the Demised Premises; and certificates of insurance evidencing all insurance coverage required under the Lease and this Work Agreement.

3.10    General Construction Provisions.

a.Any damage caused by Lessee’s Contractors to any portion of the Building or to any property of Lessor or other Lessees shall be repaired forthwith after written notice from Lessor to its condition prior to such damage by Lessee at Lessee’s expense.

b.Lessee and Lessee’s Contractors shall access the applicable portion of the Demised Premises via the Building freight elevator, work in harmony and not interfere with the performance of other work in the Building.

c.If at any time such entry shall cause, or in Lessor’s reasonable judgment threaten to cause, such disharmony or interference, Lessor may terminate such permission upon 24 hours’ notice to Lessee, and thereupon, Lessee or its employees, agents, contractors, and suppliers causing such disharmony or interference shall immediately withdraw from the First Expansion Space and the Second Expansion Space and the Building until Lessor reasonably determines such disturbance no longer exists.

d.Lessee shall comply with and cause Lessee’s Contractors to comply with the rules and regulations attached hereto as Annex 5-Construction Rules and Regulations and such other reasonable rules and regulations as Lessor from time to time establishes concerning construction work in the Building.

Article 4 – Improvement Costs and Lessor’s Contribution

4.1    Improvement Costs. Lessee shall be responsible for the full and timely payment of all Improvement Costs, subject to Lessor’s disbursement of the Lessor’s Contribution as provided in this Work Agreement. Lessor shall make disbursements from the Lessor’s Contribution as invoices are rendered to Lessor, provided that Lessor has received partial or final (as applicable) lien waivers and such other commercially reasonable related documentation as Lessor may reasonably require from the party requesting such payment. Lessor shall have the right to deduct Lessor’s Fee from the applicable portion of the Lessor’s Contribution as and when Lessor makes disbursements from the Lessor’s Contribution. Lessor acknowledges and agrees that Lessee shall have the right to apply Lessor’s Contribution to the Improvement Costs in connection with Original Premises, the First Expansion Space, and/or the Second Expansion Space in Lessee’s sole discretion, including retroactively, provided, however, that (i) the First Expansion Space Lessor’s Contribution shall solely be available as of the First Expansion Space Commencement Date, (ii) the Original Premises Lessor’s Contribution shall solely be available as of the Extension Term Commencement Date, and (iii) the Second Expansion Space Lessor’s Contribution shall solely be available as of the Second Expansion Space Delivery Date.

4.2    Lessor’s Contribution. Lessor shall disburse an amount not to exceed the Lessor’s Contribution toward the Improvement Costs as set forth herein. Up to twenty-five percent (25%) of the Lessor’s Contribution may be applied toward Planning Costs and other soft costs incurred in connection with the Seventh Addendum Improvements and the Demised Premises. Subject to Section 4.1, any portion that is not requested for disbursement in accordance with this Work Agreement by the date that is twelve (12) months after (x) the First Expansion Space Commencement Date, with respect to the First Expansion Space Lessor’s Contribution, (y) the Extension Term Commencement Date, with respect to the Original Premises Lessor’s Contribution, and (z) the Second Expansion Space Delivery Date, with respect to the Second Expansion Space Lessor’s Contribution, shall be deemed waived and forfeited. Notwithstanding anything to the contrary herein, Lessor acknowledges and agrees that, in connection with Lessee’s performance of the Lessee Improvements in the applicable portion of the Premises, Lessee may submit requests for draws from any later- available portion of the Lessor’s Contribution in accordance with the terms hereof, at the time that Lessee incurs Improvement Costs for the applicable portion of the Premises; provided, however, that Lessee shall also resubmit the same request for draw from the applicable portion of the Lessor’s Contribution at the time such portion of Lessor’s Contribution becomes available to Lessee as provided herein, and shall resubmission shall not constitute a waiver of Lessee’s rights with respect to the applicable portion of the Lessor Contribution (e.g., Lessee may submit a draw request package for the First Expansion Space or the Second Expansion Space, as applicable, in connection with a draw request for a portion of the Original Premises Lessor’s Contribution simultaneously with Lessee’s other draw requests for the First Expansion Space Lessor’s Contribution and/or Second Expansion Space Lessor’s Contribution, as applicable, provided that (i) such First Expansion Space Lessor’s Contribution and/or Second Expansion Space Lessor’s Contribution, as applicable, shall only be disbursed as of the Extension Term Commencement Date, and (ii) Lessee shall resubmit the draw request for the First Expansion Space or the Second Expansion Space, as applicable, upon the availability of the Original Premises Lessor’s Contribution).

4.2    Disbursement of Lessor’s Contribution.

a.Lessor shall make progress payments to Lessee from the Lessor’s Contribution for the work performed during the previous month, less a retainage of ten percent (10%) of each progress payment (“Retainage”), such that if all conditions set forth in this Exhibit to Lessor’s obligation to make a progress payment have been satisfied and (i) the invoice for which Lessee seeks a progress payment states that the Retainage has been deducted from the total amount owed, the progress payment will be for entire amount that is then payable under such invoice, and (ii) the invoice for which Lessee seeks a progress payment does not state that the Retainage has been deducted from the total amount owed, the progress payment will be for ninety percent (90%) of the invoiced amount. Prior to disbursement of the first progress payment, Lessor shall have received a copy of Lessee’s construction contract with the Contractor and Lessee’s budget (showing all Improvement Costs) for the applicable portion of the Seventh Addendum Improvements. Each progress payment shall be limited to that fraction of the total amount of such payment, the numerator of which is the amount of the applicable Lessor’s Contribution and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the applicable portion of the Seventh Addendum Improvements, then Lessor’s reasonable estimate thereof) for the performance of all of the applicable Seventh Addendum Improvements shown the applicable Lessee’s Plans as approved by Lessor.

b.Prior to disbursement of the first progress payment, Lessor shall have received a copy of Lessee’s construction contract with the Contractor and Lessee’s budget (showing all applicable Improvement Costs) for the applicable Seventh Addendum Improvements.

c.If Lessor receives Lessee’s request (together with the supporting documentation required hereunder) for a disbursement from the applicable portion of the Lessor’s Contribution on or before the twentieth (20th) day of a month, Lessor will make such disbursement not later than on the last day of the first calendar month following the calendar month during which Lessor received such request. If Lessor receives Lessee’s request (together with the supporting documentation required hereunder) for a disbursement from the applicable portion of the Lessor’s Contribution after the twentieth (20th) day of a month, Lessor will make such disbursement not later than on the last day of the second calendar month following the calendar month during which Lessor received such request. Each disbursement shall be made payable to Lessee, or, pursuant to a Lessee’s written request for disbursement, to Lessee’s general contractor and consultants directly, provided that Lessor shall not be required to pay more than three (3) such entities each calendar month. Each of Lessee’s requisitions for a disbursement from the applicable portion of the Lessor’s Contribution shall be signed by Lessee’s Representative, shall set forth the names of each contractor and subcontractor to whom payment is due or for which Lessee seeks reimbursements for payments made by Lessee and the amount thereof, and shall be accompanied by:

(i)    with respect to the first requisition from each applicable portion of the applicable portion of Lessor’s Contribution, copies of conditional waivers and releases of lien upon progress payment in such form as Lessor reasonably requires from all of Lessee’s Contractors and material suppliers covering all work and materials for which the progress payment is being made, and after the first requisition, copies of conditional waivers and releases of lien upon progress payment in such form as Lessor reasonably requires from all of Lessee’s Contractors and material suppliers covering all work and materials for which the progress payment is being made, together with copies of unconditional waivers and releases of lien upon progress payment in such form as Lessor reasonably requires from all of Lessee’s Contractors and material suppliers covering all work and materials which were the subject of previous progress payments by Lessor and Lessee;

(ii)    Lessee’s Architect’s written certification that the work for which the requisition is being made has been Substantially Completed in accordance with the Plans and Specifications; and

(iii)    such other commercially reasonable documents and information as Lessor may reasonably request.

(d)    Lessor shall disburse the Retainage upon submission by Lessee to Lessor of Lessee’s requisition therefor accompanied by all documentation required above, together with:

(i)    Lessee’s Architect’s written certification of final completion of the applicable portion of the Seventh Addendum Improvements in accordance with the applicable Plans and Specifications. In addition, Lessor with the opportunity to inspect the applicable portion of the

Demised Premises so that Lessor can be reasonably satisfied of the final completion of the applicable portion of the Seventh Addendum Improvements in accordance with such Plans and Specifications;

(ii)    a copy of the certificate of occupancy and all other certifications and approvals with respect to the applicable portion of the Seventh Addendum Improvements that may be required from any governmental authority and/or any board or fire underwriters or similar body for the use and/or occupancy of the applicable portion of the Demised Premises;

(iii)    final waivers and releases of lien in such form as Lessor reasonably requires from all of Lessee’s Contractors and material suppliers;

(iv)    certificates of insurance evidencing all insurance coverage required under the Lease and this Work Agreement;

(v)    a copy (which may be electronic) of each guaranty, warranty and O&M manual applicable to the applicable portion of the Seventh Addendum Improvements; and

(vi)    final “as built” plans (five (5) sets) and certified air balance reports for the applicable portion of the Demised Premises. The “as-built” plans shall be prepared on the AutoCAD Computer Assisted Drafting and Design System, in CAD and PDF format.

4.4    Test-Fit. Lessor agrees to reimburse Lessee (or at Lessee’s written elect Lessee’s Architect directly) in amount not to exceed Nine Hundred Twenty-Eight and 76/100 Dollars ($928.76) (i.e., Fourteen Cents ($0.14) per rentable square foot of the First Expansion Space) for costs incurred by Lessee for the preparation of a test-fit of the First Expansion Space.

4.5    Additional Rent. All amounts payable by Lessee pursuant to this Work Agreement shall be deemed to be Additional Rent for purposes of the Lease (as amended by the Addendum).

4.6    Conditions to Advance. Any provision of the Lease (as amended by the Addendum) or this Work Agreement to the contrary notwithstanding, Lessor shall have no obligation to make any payment or disbursement from the Lessor’s Contribution (i) if the Lease (as amended by the Addendum) is not in full force and effect or there exists any default by Lessee beyond the expiration of applicable notice and cure periods; (ii) for any deposit or off-site prefabrication, whether for any portion of the Seventh Addendum Improvements, any Lessee equipment, or otherwise; (iii) for any work that is not in place at the Demised Premises; or (iv) for any Lessee’s equipment not located at the Demised Premises.

4.7    Failure to Pay Contractors. Any provision of the Lease (as amended by the Addendum) or this Work Agreement to the contrary notwithstanding, assuming Lessor funds disbursement requests in accordance with the terms of this Work Agreement, if Lessee does not pay any of Lessee’s Contractors or material suppliers, Lessor shall have the right, but not the obligation, to promptly pay to such contractor or supplier all sums so due from Lessee if such failure continues for more than ten (10) business days after written notice to Lessee of such failure, and Lessee agrees the same shall be deemed Additional Rent and shall be paid by Lessee within ten (10) business days after Lessor delivers to Lessee an invoice therefor.

4.8    Intentionally omitted.

4.9    Lessor Delay. If and to the extent that Lessee is unable to Substantially Complete an applicable portion of the Seventh Addendum Improvements and commence beneficial occupancy in the First Expansion Space or the Second Expansion Space (as applicable), and such inability is caused by Lessee being actually delayed in completing the applicable portion of the Seventh Addendum Improvements or obtaining any required governmental permit or required occupancy permit therefor as a direct result of a Lessor Delay (as defined below), then, provided no default by Lessee beyond the expiration of any applicable notice and cure period then exists, as Lessee’s sole and exclusive remedy therefor, the First Expansion Space Commencement Date and the Second Expansion Space Commencement Date, as applicable, shall be extended by one (1) day for each day of Lessor Delay. Lessee shall notify Lessor (in writing and with reasonable specificity) of the existence and cause of a potential Lessor Delay (the “Delay Notice”) within three (3) business days after Lessee first becomes aware of the existence thereof. Such Delay Notice shall be delivered to Lessor, with a copy to Lessor’s Representative. If Lessee fails to timely provide such Delay Notice in accordance with the foregoing, then any period of delay occurring prior to Lessor’s receipt of such Delay Notice shall be deemed not to constitute Lessor Delay. Lessee agrees to use good faith reasonable efforts to counter the effect of any Lessor Delay; however, Lessee shall not be obligated to expend any additional amounts in such efforts (e.g., by employing overtime labor) unless Lessor agrees in advance in writing to bear any incremental cost associated with such efforts. “Lessor Delay” means any actual delay in the permitting, construction or completion of any portion of the applicable Seventh Addendum Improvements directly caused by: (a) any failure of Lessor in timely responding to Lessee’s request for approval of the Plans and Specifications, which delay continues for two (2) business days after written notice; (b) a violation of applicable Requirements with respect to the base Building or the common areas, which prevents Lessee from obtaining a building permit or certificate of occupancy for the applicable portion of the Demised and not resulting from Lessee’s performance of the Seventh Addendum Improvements; (c) unreasonable interference by Lessor with Lessee’s performance of the applicable Seventh Addendum Improvements.

4.10    Lessee Set Off Rights. Provided that Lender consents to the provisions set forth in this Section 4.10 without requiring Lessor to escrow any funds on account of Lessor’s Contribution, then Lessee shall have the set off rights as expressly set forth in this Section 4.10: If Lessor fails to make any disbursement of the applicable portion of Lessor’s Contribution as and when required pursuant to this Exhibit B following Lessor’s receipt of written request from Lessor (together with all supporting documentation) as required hereunder (the “Overdue Allowance”), then Lessee shall have the right to provide Lessor and the current lender for the Building with written notice (the “Set Off Notice”) specifying such failure and including the following in bold capital letters: “MUST BE PAID BY LESSOR WITHIN TEN (10) BUSINESS DAYS OR LESSEE SET OFF RIGHTS SHALL BE

EXERCISED.” If (X) Lessor does not reasonably dispute any portion of Lessee’s request for disbursement and fails to disburse the applicable portion of Lessor’s Contribution as required hereunder within ten (10) business days following receipt of the Set Off Notice, or (Y) Lessor does not disburse the applicable portion of Lessor’s Contribution within ten (10) business days after a final and unappealable order with respect to the same has been entered in a court of competent jurisdiction in favor of Lessee (and only in such events), then Lessee shall have the right to exercise its rights and remedies under law (but not the right to terminate the Lease) in connection with such Overdue Allowance, and Lessee shall have the right to set off against the next installment(s) of Monthly Rent payable by Lessee under the Lease (as amended by the Addendum) an amount equal to the Overdue Allowance from the date such amount became overdue until the date applied hereunder; provided, however, that such set-off shall not be applied against more than thirty-five percent (35%) of any installment of Monthly Rent. In the event Lessee exercises its right to set off as set forth herein, Lessee shall be required to apply an amount equal to the amount set off toward the costs to which such applicable portion of Lessor’s Contribution is permitted to be applied. Any set off that occurs or is permitted to occur under this Section in accordance with the foregoing shall be nullified and of no further force and effect if and to the extent that, and at such time as, the applicable amount of the Overdue Allowance is paid to Lessee in full.

Annex 1

Requirements for Preliminary Space Plan

Floor plans showing partition arrangement including the following information:

a.space plan showing the general layout of offices, open plan areas and special Lessee areas;

b.typical individual work station layouts;

c.identify the extent of each department on each floor;

d.show door locations and door swings in partitions;

e.identify general location and size of interconnecting stairs;

f.indicate preliminary furniture layout for typical offices and work stations, conference rooms, employee lounge, reception area, training room and print room;

g.indicate locations for coffee rooms and shower rooms; and

h.preliminary locations for built-in millwork.

Annex 2
Requirements for Final Space Plan
Floor plans, together with related information for mechanical, electrical and plumbing design work, showing partition arrangement (3 sets), including without limitation the following information:

a.identify the location of conference rooms and density of occupancy;

b.indicate the density of occupancy for all rooms, except individual use rooms such as offices;

c.identify the location of any food service areas or vending equipment rooms;

d.identify areas, if any, requiring 24 hour air conditioning;

e.indicate those partitions that are to extend from floor to underside of structural slab above or require special acoustical treatment;

f.identify the location of rooms for telephone equipment other than Building core telephone closet, identify type of equipment for these rooms;

g.identify the locations and types of plumbing required for toilets (other than core facilities), sinks, drinking fountains, etc.;

h.indicate light switches in offices, conference rooms and all other rooms in the Demised Premises;

i.indicate the layouts for specially installed equipment, including computer and duplicating equipment, the size and capacity of mechanical and electrical services required and heat rejection of the equipment;

j.indicate the location of: (A) electrical receptacles one hundred twenty (120) volts, including receptacles for wall clocks, and telephone outlets and their respective locations (wall or floor), (B) electrical receptacles for use in the operation of Lessee’s business equipment which requires 208 volts or separate electrical circuits, (C) electronic calculating and CRT systems, etc., and (D) special audio- visual requirements;

k.indicate proposed layout and location of any of special equipment (e.g., fire suppression equipment for computer room);

l.indicate the swing of each door;

m.indicate any special file systems to be installed which would require special construction; and
n.lighting layouts for each floor.

Annex 3

Requirements for Plans and Specifications

Final architectural detail and working drawings, finish schedules and related plans (3 reproducible sets) including without limitation the following information and/or meeting the following conditions:

a.specifications of all materials, colors and suppliers/manufacturers of wallcoverings, floor coverings, ceiling systems, window coverings and other finishes; all millwork shall be fully detailed to the appropriate level for pricing and construction; all specialty items shall be identified as particular products; and paintings and decorative treatment required to complete all construction;

b.complete, finished, detailed mechanical, electrical, plumbing and structural plans and specifications for the applicable Seventh Addendum Improvements, including but not limited to the fire and life safety systems and all work necessary to connect any special or non-standard facilities to the Building’s base mechanical systems; and

c.all final floor plans must be drawn to a scale of one-eighth (l/8) inch to one (l) foot except for larger scaled detailed drawings. Any architect or designer acting for or on behalf of Lessee shall be deemed to be Lessee’s agent in all respects with respect to the design and construction of the Demised Premises.

Annex 4

[Intentionally omitted]

Annex 5

Construction Rules and Regulations

1.Lessee and/or the general contractor will supply Lessor with a copy of all permits prior to the start of any work.

2.Lessee and/or the general contractor will post the building permit, as required by District regulations, within the Demised Premises while work is being performed.

3.The Lessee shall provide, in writing, prior to commencement of the work, the names and emergency numbers of all subcontractors, the general contractor superintendent, general contractor’s project manager and the Project Manager.

4.No construction is to be started until the drawings required under the Work Agreement have been submitted and approved in writing by Lessor.

5.Lessor is to be contacted by Lessee when work is completed for final inspection. All damage to building will be determined at that time unless determined earlier.

6.Any work that is to be performed in other than Lessee’s Premises must be reviewed and scheduled in advance with the Lessor.

7.Lessor will be notified of all work schedules of all workmen on the job and will be notified, in writing, in advance, of names of those who may be working in the building after “normal” business hours.

8.Construction personnel must carry proper identification at all times.

9.All workers to be appropriately dressed for their work responsibility.

10.Lessor must approve all roof top equipment and placement. All penetrations must be cut and flashed by the roof warranty holder of the existing roof system.

11.Lessor shall designate contractor-parking areas (if any).

12.Contractor must notify Lessor two days prior to an independent air balancing service by a certified air balance company. Lessor’s building engineer will accompany the contractor during their work. Lessor must receive a copy of the final approved balance report.

13.Before Lessor makes final payment, five sets of as-built and all O&M manuals as well as a CADD disc must be submitted to Lessor.

14.The general contractor and Lessee shall be responsible for all loss of their materials and tools and shall hold Lessor harmless for such loss and from any damages or claims resulting from the work.
15.The general contractor shall maintain insurance coverage throughout the job of a type(s), in amounts and issued by an insurance company, reasonably satisfactory to Lessor and licensed to write the type of coverage so required in the District of Columbia. Prior to the commencement of work, a Certificate of Insurance must be submitted with the limits of coverage per the limits noted in the Lease with such parties being named as additional insureds as Lessor requires from time to time.

16.All key access, fire alarm work, or interruption of security hours must be arranged with the Lessor.

17.Proper supervision shall be maintained at the job site at all times and Lessee’s workmen, mechanics and contractors must not unreasonably interfere with the Buildings operations or Lessor. Lessee’s workmen, mechanics and contractors shall use good faith efforts to work in harmony with and shall not unreasonably interfere with any labor employed by the property manager or any other Lessee, or their workmen, mechanics and contractors.

18.Lessor is to be notified in advance of all ties into Base Building Systems, welding, or any work affecting the base building or other Lessee spaces unless agreed to otherwise, all tie- ins to base building fire alarm systems are performed by Lessor, designated contractor and cost borne by Lessee.

19.The following work, of which Lessor is to be notified in advance, must be done on overtime and not during normal business hours once any portion of the building is occupied (by Lessees other than the property management office):

•Demolition which per building manager’s judgment may cause disruption to other tenants.

•Oil base painting (on multi-Lessee floors)

•Gluing of carpeting (on multi-Lessee floors)

•Shooting of studs for mechanical fastenings

•Testing of life safety system, sprinkler tie-ins.

•Work performed in occupied spaces.

•Welding, brazing, soldering and burning with proper fire protection and ventilation.

•Other activities that, in building manager’s judgment, may disturb other tenants.

20.    All building shutdowns – electrical, plumbing, HVAC equipment, fire and life-safety must be coordinated with Lessor in advance. Lessor’s and Factory Mutual procedures for hot work, fire alarm and sprinkler shutdowns must be followed. Lessor’s on-site engineer will detail the requirements summarized below:

•Smoke detectors must be bagged or cleaned daily and placed back in service at the end of each day.

•Call outs for fire alarm and sprinkler systems must be made with and only with Lessor’s personnel and with the attached forms. All systems must be put back into service at the end of each work day and working correctly.

•Hot work, i.e., torch burning/cutting and welding must be permitted through Lessor’s personnel and contractor must use Lessor’s form.

•When welding, contractor shall provide a fused disconnect switch for connection to building power supply and a Fire Watch.

•Forms are to be provided at kickoff meeting.

21.    Fire extinguishers supplied by the general contractor must be on the job-site at all times during demolition and construction

22.    No building materials are to enter the building by way of main lobby, and no materials are to be stored in any lobbies or fire stairs at any time.

23.    Contractors or personnel will use loading dock area for all deliveries and will not use loading dock for vehicle parking.

24.    Passenger elevators shall not be used for moving building materials and shall not be used for construction personnel except in the event of an emergency. The designated freight elevator and one or more protected passenger elevators are the only elevators to be used for moving materials and construction personnel. These elevators may be used only when they are completely protected as reasonably determined by Lessor’s building engineer.

25.    Protection of hallway carpets, wall coverings, and elevators from damage with masonite board, carpet, cardboard, or pads is required. They may be removed from time to time as reasonably requested by the Lessor.

26.    Public spaces, corridors, elevators, bathrooms, lobby, etc. must be cleaned after use. Construction debris or materials found in public areas will be removed at Lessee’s cost.

27.    Contractors will remove their trash and debris daily or as often as necessary to maintain cleanliness in the building. Building trash containers are not to be used for construction debris. Lessor reserves the right to bill Lessee for any cost incurred to clean up debris left by the general contractor or any subcontractor (other than Contractor).

28.    All construction materials or debris must be stored within the project confines or in an approved lock-up.
29.    Contractors will be responsible for daily removal of waste foods, milk and soft drink containers, etc. to trash room and will not use any building trash receptacles but trash receptacles supplied by them.

30.    Construction personnel are not to eat in the lobby or in front of building nor are they to congregate in the lobby or in front of building.

31.    There will be no smoking, eating, or open food containers in the elevators, carpeted areas or public lobbies.

32.    There will be no alcohol or controlled substances allowed or tolerated.

33.    There will be no yelling or boisterous activities.

34.    Radios shall not be played on job site, except that radios shall be permitted until the first Lessee occupies any portion of the Building. In any event, radio volume shall be kept to a reasonable level as reasonably determined by Lessor.

35.    Lessor shall grant access to the base building electrical, telephone and mechanical rooms.

36.    No utilities (electricity, water, gas, plumbing) or services to the Lessees are to be cut off or interrupted without first having requested, in writing, and secured, in writing, the permission of Lessor (which shall not be unreasonably withheld, conditioned or delayed).

37.    No electrical services are to be put on the emergency circuit, without specific written approval from Lessor (which shall not be unreasonably withheld, conditioned or delayed).

38.    When utility meters are installed, the general contractor must provide the property manager with a copy of the operating instructions for that particular meter.

39.    All public areas such as elevator lobbies, corridors, toilets and service halls shall be protected with masonite and other such materials to the satisfaction of the building manager/representative or representative.

40.    Trash and debris resulting from the work shall be confined to either the interior of the space under construction or an on-site dumpster. If it is a dumpster, then such debris shall be kept within the confines of the dumpster. The general contractor shall coordinate the location of the dumpster with the Lessor and plywood shall be used to protect the surface from damage.

41.    Contractor is responsible to keep the construction area safe and in a workmanlike manner. Machinery noise shall not interfere with the peaceful enjoyment of any Lessee or their invitees to the building. No smoking in the building will be allowed at any time.

42.    Clear access to be provided at all times to stairwells, mechanical/electrical equipment and rooms, elevators, fire hoses, valves, fire dampers and maintenance sensitive equipment.

43.    Adequate lighting is to be provided in construction areas to achieve a safe working environment.

44.    A Lessee valve tag chart shall be submitted to the Lessor.

45.    All piping and wiring systems shall be adequately supported from building structure.

46.    The cleaning of condenser water pipes shall be done in the presence of the Lessor’s representative with the chemical used per the building’s chemical treatment company’s recommendation.

47.    All mechanical and electrical equipment shall have permanent identification labels affixed.

48.    Kitchen exhaust access doors must be clearly identified and accessible for periodic inspection as required by law.

49.    All telecommunication cabling in common areas, mechanical equipment rooms, etc. shall be installed in an enclosed raceway and shall be identified.

50.    All air handlers, CAV boxes and VAV boxes need pre-filters (construction filters) installed over filter bank and may require periodic changes during the construction period until each floor is complete at which time a change out of filters is required. All units will be required to be cleaned thoroughly if the system is contaminated and this procedure is not maintained.

51.    All mechanical, telephone, electrical and pump room floors within the Demised Premises, must be painted at the end of the job. Damaged, stained or new walls and pipe, etc. must be painted to match existing pipes and new pipes must match Lessor’s standard colors.

52.    If Lessee uses any elevator(s) during the performance of the Seventh Addendum Improvements, after all Lessee construction is complete, the elevator systems need to be cleaned by the elevator service provider at Lessee contractor’s expense. This includes rails, pits, tops of cabs, machine rooms.

EXHIBIT C-1

CERTIFICATE AFFIRMING THE FIRST EXPANSION SPACE COMMENCEMENT DATE

This Certificate, dated as of , is being provided pursuant to that certain Addendum No. 7 to Lease dated as of (the “Addendum”), by and between 1201 F STREET, L.P., a Delaware limited partnership (“Lessor”), and CRA INTERNATIONAL, INCL, a Massachusetts corporation (“Lessee”).

All terms used herein and not otherwise defined shall have the meaning ascribed to them in the Addendum. The parties to the Addendum desire to confirm the following:

1.The First Expansion Space Commencement Date is .

2.The Revised Expiration Date is December 31, 2034.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Certificate under seal.

LESSOR:

1201 F STREET, L.P., a Delaware limited partnership

By: [SEAL]
Name:
Title:

LESSEE:
CRA INTERNATIONAL, INC., a Massachusetts     corporation

By: [SEAL]
Name:
Title:

EXHIBIT C-2

CERTIFICATE AFFIRMING THE SECOND EXPANSION SPACE DELIVERY DATE AND THE SECOND EXPANSION SPACE COMMENCEMENT DATE

This Certificate, dated as of , is being provided pursuant to that certain Addendum No. 7 to Lease dated as of (the “Addendum”), by and between 1201 F STREET, L.P., a Delaware limited partnership (“Lessor”), and CRA INTERNATIONAL, INCL, a Massachusetts corporation (“Lessee”).

All terms used herein and not otherwise defined shall have the meaning ascribed to them in the Addendum. The parties to the Addendum desire to confirm the following:

1.The Second Expansion Space Delivery Date is .

2.The Second Expansion Space Commencement Date is

The Revised Expiration Date is December 31, 2034.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Certificate under seal.

LESSOR:

1201 F STREET, L.P., a Delaware limited partnership

By: [SEAL]
Name:
Title:

LESSEE:
CRA INTERNATIONAL, INC., a Massachusetts corporation

By: [SEAL]
Name:
Title: